EXHIBIT 1. FINANCIAL INFORMATION

(1) Audited financial statements for the two fiscal years required to be filed with the issuers most recent annual report under sections 12 and 15(d) of the Act.

(2) Unaudited balance sheets and comparative year-to-date income statements and statements of cash flows and related earnings per share amounts required to be included in the issuer's most recent quarterly report filed pursuant to the Act.

(3) In the opinion of Robison, Hill & Co., Inc., the issuer's accounting firm, the requirement for the ratio of earnings to fixed charges for the two most recent fiscal years and the interim periods provided under Item 14(a)(2) is not applicable to the Proposed Transaction.

(4) Book value per share as of the most recent fiscal year end and as of the date of the latest interim balance sheet provided under
Item 14(a)(2).

                         INDEPENDENT AUDITOR'S REPORT

General Partner
Far West Electric Energy Fund, L.P.
Salt Lake City, Utah


      We have audited the balance sheet of Far West Electric Energy Fund, L.P. as of December 31, 1994 and 1993, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Far West Electric Energy Fund, L.P. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                   Respectfully submitted,
                                  /s/ Robison, Hill & Co.
                                  Certified Public Accountants


Salt Lake City, Utah
March 7, 1995
                       FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                                BALANCE SHEETS
                          DECEMBER 31, 1994 AND 1993


                                             1994             1993

Assets

Utility Plant:
  Plant in Service                    $18,716,000      $18,692,000
  Equipment                               335,000          220,000
  Construction in Progress                118,000          118,000
  Accumulated Depreciation             (6,010,000)      (5,367,000)

     Net Utility Plant                 13,159,000       13,663,000

Restricted Marketable Securities        1,145,000        1,102,000

Other Assets                              124,000          142,000

Current Assets:
  Cash                                    278,000          280,000
  Receivables - Trade                     437,000          393,000
  Receivables - Other                       6,000            3,000
  Receivable - Related Party              159,000           82,000
  Prepaid Expenses                         12,000           12,000

     Total Current Assets                 892,000          770,000

     Total Assets                     $15,320,000      $15,677,000


                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                                BALANCE SHEETS
                          DECEMBER 31, 1994 AND 1993
                                  (Continued)


                                         1994             1993

Partners' Capital and Liabilities

Partners' Capital:
  Limited Partners                    $ 4,868,000      $ 4,796,000
  General Partner                         (11,000)         (12,000)

     Total Partners' Capital            4,857,000        4,784,000

Contingencies (Note 9)                         -                -
Other Liabilities                         150,000          150,000
Long-term Debt:
  Notes Payable - Related Party           230,000          268,000

Partners' Capital and Long-Term
  Liabilities                           5,237,000        5,202,000

Current Liabilities:
  Current Portion - Long-term Debt      7,140,000        7,857,000
  Note Payable - Related Party          1,043,000          956,000
  Payable-Related Party                   573,000          455,000

  Accrued Liabilities
    Operations                            495,000          596,000
    Royalties                             220,000          186,000
    Interest                              612,000          425,000

     Total Accrued Liabilities          1,327,000        1,207,000

     Total Current Liabilities         10,083,000       10,475,000

     Total Partners' Capital and
       Liabilities                    $15,320,000      $15,677,000









              See accompanying notes to the financial statements.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                             STATEMENTS OF INCOME


                                     FOR THE YEARS ENDED
                                         DECEMBER 31,
                            1994           1993            1992

Revenues:
  Electric Power
    Revenues            $ 2,728,000    $ 3,162,000     $ 2,360,000
  Other Revenues            151,000        622,000       1,083,000

     Total Revenues       2,879,000      3,784,000       3,443,000

Expenses:
  Operations              1,779,000      2,163,000       2,014,000
  General and
   Administrative:
    Professional Services    54,000         72,000         366,000
    General Partners-
      Related Party         123,000        223,000         437,000

     Total General and
       Administrative       177,000        295,000         803,000

     Total Expenses       1,956,000      2,458,000       2,817,000

     Income From
       Operations           923,000      1,326,000         626,000

Other Income (Expense):
  Interest Income            52,000         38,000          56,000
  Interest Expense         (902,000)      (806,000)     (1,478,000)
  Write-down of Assets            -              -        (345,000)
  Bad Debt Expense                -        (31,000)              -

     Net Other Expense     (850,000)      (799,000)     (1,767,000)

     Net Income (Loss)
       Before Extraordinary
       Item                  73,000        527,000      (1,141,000)

Extraordinary Item - Early
  Extinguishment of Debt          -        175,000       1,794,000

     Net Income         $    73,000    $   702,000     $   653,000

     Net Income Per
       Limited Partnership
        Unit            $         7    $        68     $        63

              See accompanying notes to the financial statements.
                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                          A DELAWARE LIMITED PARTNERSHIP
                          STATEMENT OF PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992



                General Partner    Limited Partners
               Number              Number               Total
              of Units   Amount    of Units   Amount    Amount

Balances at
December 31,
1991            1  $   (25,103)   10,305  $ 3,454,103  $3,429,000

Net Income      -        6,530         -      646,470     653,000

Balances at
December 31,
1992            1      (18,573)   10,305    4,100,573   4,082,000

Net Income      -        7,020         -      694,980     702,000

Balances at
December 31,
1993            1      (11,553)   10,305    4,795,553   4,784,000

Net Income      -          730         -       72,270      73,000

Balances at
December 31,
1994            1  $   (10,823)   10,305  $ 4,867,823 $ 4,857,000



             See accompanying notes to the financial statements.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                           STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                FOR THE YEARS ENDED DECEMBER 31,

                               1994           1993        1992
Cash Flows From Operating
Activities:

Net Income (Loss)        $    73,000    $   702,000 $   653,000
Adjustments to Net
Income (Loss):
  Depreciation and
    Amortization             661,000        716,000     784,000
  Write-down of Assets             -              -     345,000
  Gain on Debt Restructure         -       (175,000) (1,794,000)
  (Increase) Decrease in
    Receivables             (124,000)       (59,000)     94,000
  (Increase) Decrease in
    Prepaid Insurance              -         (9,000)      2,000
  (Increase) Decrease in Other
    Assets                     18,000         18,000          -
  Increase (Decrease) in
   Accrued Liabilities        120,000       (234,000)   188,000
  Increase (Decrease) in
    Amount Due to General
    Partner                   100,000        214,000    170,000

     Total Adjustments        775,000        471,000   (211,000)

  Net Cash Provided by
    Operating Activities      848,000      1,173,000    442,000


Cash Flows From Investing
Activities:
  Capital Expenditures       (139,000)      (222,000)   (42,000)

  Net Cash Provided by (Used)
    in Investing Activities  (139,000)      (222,000)   (42,000)


                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                           STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                  (Continued)


                            FOR THE YEARS ENDED DECEMBER 31,
                              1994           1993         1992
Cash Flows From Financing
Activities:
  Principal Payments on Long-
    term Debt            $  (751,000)   $(1,109,000) $  (947,000)
  Proceeds From the Issuance
    of Debt                   83,000        171,000      350,000

  Net Cash Provided by (Used)
    in Financing Activities (668,000)      (938,000)    (597,000)

Increase (Decrease) in Cash,
  Restricted Cash and Cash
  Equivalents                 41,000         13,000     (197,000)

Cash, Restricted Cash, and
  Cash Equivalents at
  Beginning of Year        1,382,000      1,369,000    1,566,000

Cash, Restricted Cash, and
  Cash Equivalents at
  End of Year            $ 1,423,000    $ 1,382,000  $ 1,369,000


Supplemental Disclosure of
Cash Flow Information:
  Cash Paid During the Year
  For Interest           $   727,000    $   755,000   $   750,000

Non-Cash Activities:

      The Partnership reduced a contract payable for the year ended December 31, 1993 and 1992 by $13,000 and $187,000, respectively, and recognized income relating to option payments not made; see
Note 6.

      An extraordinary gain of $175,000 and $1,794,000 for the years ended December 31, 1993 and 1992, was recognized relating to the extinguishment and restructuring of debt and accrued interest; see
Note 4.

      Notes payable and accrued interest were reduced and other income recognized for the year ended December 31, 1993 and 1992 in the amount of $424,000 and $387,000, respectively, relating to offsets allowed under the performance guaranty on the Steamboat Springs project; see Note 6.



              See accompanying notes to the financial statements.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following significant accounting policies are followed by Far West Electric Energy Fund, L.P. in preparing and presenting the financial statements, and are to assist the users in understanding the financial statements.

Organization
      Far West Electric Energy Fund, L.P., a Delaware limited partnership (the Partnership) was organized in 1985 to acquire and operate electric generating plants.

Utility Plant and Equipment
      Utility plants and equipment are carried at cost or adjusted cost (see Note 2). Fixed assets are depreciated over their estimated useful life (utility plants - thirty years, equipment - five to ten years).

Cash Equivalents
      For purposes of the statement of cash flows, the Partnership's policy is that all investments with maturities of three months or less are considered cash equivalents.

Income Taxes
      No provision for income taxes has been made since the Partnership files partnership return under provisions for federal and state tax laws. The assets and liabilities of the Partnership for tax purposes are lower than the financial statements for 1994 by $11,154,000 and $2,208,000, for 1993 by $11,492,000 and
$2,011,000, respectively.

Income Per Limited Partnership Unit
      The income before extraordinary item is calculated on the weighted average units outstanding during the year. The weighted average of units outstanding during 1994, 1993, and 1992 were 10,305.

Reclassifications

      Certain amounts in 1994 and 1993 have been reclassified to conform with financial statement presentations adopted in 1994.


                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 2 - UTILITY PLANT

      Plant in service consists of the following at December 31,
1994 and 1993:
                                                   Estimated
                           1994         1993      Useful Lives
Steamboat Springs
  Thermal Hydroelectric
   Power Plant          $15,599,000  $15,597,000  30 Years

Expansion Pipeline          400,000      400,000   5 to 7 Years

Crystal Springs
  Hydroelectric
  Power Plant             4,738,000    4,716,000  30 Years

Valuation Allowance      (2,021,000)  (2,021,000)

                        $18,716,000  $18,629,000

      The valuation allowance relates to the Crystal Springs
Hydroelectric Power Project. The valuation allowance is a result of the rights to a purchase option being waived and a decline in the value of the project.

NOTE 3 - OTHER ASSETS

      Other assets consist of the following at December 31, 1994 and 1993:

                                        1994        1993

      Loan Origination Fees           $183,000    $183,000
      Organization Costs                65,000      65,000
      Other Assets                      35,000      35,000
      Accumulated Amortization        (159,000)   (141,000)

            Total Other Assets        $124,000    $142,000

      The loan origination fees are being amortized on a straight-line basis over the respective lives of the loans.
Organization costs are amortized over a five year period on a straight-line basis. Amortization was $18,000, $18,000, $20,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 4 - LONG-TERM DEBT

      Long-term debt as of December 31, 1994 and 1993 consists of the following:
                                          1994            1993
Note Payable to a corporation is in
default as of 10/23/92 and is
immediately due and payable.  Note is
secured by the Steamboat Springs
Project and all associated rights.
Interest rate is 11.5%                  $5,340,000      $6,035,000

Note Payable to a bank is due and pay-
able in full originally on December
1, 1994, extended to September 30, 1994
per a restructuring agreement, is in
default.  Interest is due in quarterly
installments.  Note is secured by Crystal
Springs Project and associated rights.
Interest rate is prime plus 2%, prime
was 6% at year end (See Note 12 - Sub-
sequent Events).                         1,800,000       1,800,000

                                         7,140,000       7,857,000

Less Current Installments Due            7,140,000       7,857,000

                                       $         -      $        -

      The Partnership is required to maintain an escrowed bank account as security under the terms of the note payable to a corporation with the note payable balance as of December 31, 1994 of $5,340,000. The reserve account was drawn down to $1,145,000 due to insufficient operating funds to meet principal and interest payments. The note is in default due to the reserve account being drawn below required amounts. The reserve includes the initial deposit of $1,000,000 and requires an additional $70,000 annually for the first seven years, interest income is also retained in the reserve account. Disbursements from the reserve account for principal and interest payments on the note are allowed to the extent that there are insufficient funds in the Partnership's operating accounts.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 4 - LONG-TERM DEBT (Continued)

      The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1994 are as follows:

      Year Ending December 31,

                  1995                                $ 7,140,000
                  1996                                          -
                  1997                                          -
                  1998                                          -
                  1999                                          -
                  Thereafter                                    -

                                                      $ 7,140,000

      A note payable to a corporation was extinguished in the amount of $175,000 in December 1993. The extinguishment was a result of negotiations to settle litigation on the performance guaranty. The principal note amount and related accrued interest are shown as an extraordinary item in the statement of operations for the year ended December 31, 1993.

      During December 1992, a note payable to a bank was restructured resulting in a reduction of principal amount, accrued interest, and a renegotiation of terms. The difference of the restructured principal and future cash payments and the amount previously due is shown as an extraordinary item in the statement of operations for the year ended December 31, 1992 in the amount of $1,794,000.

      Interest payments relating to the reduced note were offset to accrued interest payable. The total amount offset against accrued interest payable in 1994 was $26,000.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 5 - NOTE PAYABLE-RELATED PARTY

      The Partnership had notes payable to related parties for the years ended December 31, 1994, and 1993 as follows:

                                           1994            1993

Notes Payable to General Partner
payable on demand, unsecured.
Interest rate is 13%                    $1,005,000     $   922,000

Note Payable to 1-A Enterprises,
a partnership, due in quarterly
installments, including interest;
commencing April 16, 1990, re-
maining principal due January 16,
2000; unsecured.  Interest rate
is 11%                                     268,000         302,000

                                         1,273,000       1,224,000

 Less Current Installments Due           1,043,000         956,000

                                        $  230,000     $   268,000

NOTE 6 - PURCHASE AND OPERATING AGREEMENTS

Steamboat Springs Thermal Hydroelectric Power Plant (Steamboat
Springs)

      Under the terms of the Steamboat Springs purchase agreement (the Agreement), the Partnership is required to pay royalties aggregating 14.05 percent of annual gross revenues plus an annual lump sum of $50,000. For the years ended December 31, 1994, 1993, and 1992, royalty expense related to these commitments amounted to $410,000, $419,000, and $382,000, respectively.

      As part of the Agreement, the original developer of Steamboat Springs (the Developer) guaranteed annual net operating revenues, as defined (Net Operating Revenues) of $2,000,000 for a period of ten years following the date of commissioning, March 31, 1987 (the Guarantee). In 1992, the debt and related performance guarantee with the original developer was extinguished. Pursuant to the Guarantee and included in other revenues in the statements of income for the years ended December 31, 1993, and 1992 are $424,000, and $387,000, respectively. Amounts due to the Partnership under the Guarantee are offset annually against a note

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 6 - PURCHASE AND OPERATING AGREEMENTS (Continued)

payable to the Developer, and the corporation which subsequently sold the project to the Partnership. The note payable to the developer has been fully offset as of December 31, 1993.

      The Partnership is also required to pay the Developer annual royalties equal to 50 percent of the first $100,000 over the guaranteed Net Operating Revenues and 75 percent of amounts in excess of the $100,000 each year for the first ten years following the date of commissioning. For years 11 through 20 after commissioning, the royalty equals 30 percent of Net Operating Revenues; principal debt service payments incurred to finance construction or operations are not deducted in determining the revised net operating revenues (Revised Net Operating Revenues). For years 21 inclusive and thereafter, the royalty is equal to 50 percent of Revised Net Operating Revenues. No royalties have been paid pursuant with this commitment.

Crystal Springs Hydroelectric Company

      The Partnership owns the entire beneficial interest of the partnership units of Crystal Springs Hydroelectric Company (an Idaho Limited Partnership) (the Company). The Company owns the Crystal Springs Hydroelectric Plant (the Project). The Company purchased the Project from its operator (the Operator). Under the terms of the original purchase agreement, the Company was required to pay the Operator royalties equaling 20 percent of gross annual revenues and the Operator received an option to purchase the Project from the Company 30 days prior to May 14, 2020 for $1. On July 7, 1988, effective October 1987, the Partnership issued the Operator a purchase option (the Option) to either purchase the Partnership's interest in the Project or Company. As consideration for the Option, the Operator waived rights to the previous purchase option, paid the Partnership cash of $150,000, forgave $998,000 in debt obligations, and agreed to make annual cash payments of $187,000 until the Option is exercised or expires. The quarterly option payment was not made for the period ending December 31, 1992, thereby waiving the option. Per the contract agreement option payments not made were offset against an original contract amount of $200,000, resulting in a reduction of $13,000, and $187,000 which is shown as miscellaneous income in the statements of income for the year ended December 31, 1993 and 1992, respectively. Previous option payments received by the Partnership had been recorded as deferred revenue.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 6 - PURCHASE AND OPERATING AGREEMENTS (Continued)

      Prior to December 1, 1992, the Company restated the operating agreement for the Project with the Operator effective October 1987.

Under the terms of the operating agreement, the Operator staffs and operates the Project, pays operating expenses (excluding insurance and taxes), and pays debt service payments related to the Project. In view of the limited participation of the Company in operations, including profits and losses, except as described elsewhere herein, operations of the Project are not included in the financial statements for the years ended December 31, 1992, and 1991. The net cost of the utility plant of the Project, related long-term debt and depreciation, interest, insurance, and tax expenses are included in the financial statements of the Partnership. For the year ended December 31, 1991, debt service payments from the Operator of $339,000, are included in other revenues. The Operator did not make any debt service payments in 1992.

      The debt service was restructured in December 1992 and will beserviced out of revenues of the project. The restructuring agreement with the bank changed the terms of the note payable (see
Note 4). Also, any excess cash flows from the Project are to be used by the bank to offset the prior reduction of debt. As a result of the restructuring agreement, the Partnership now oversees the Project. The revenues and expenses of the Project are reflected in the statement of operations for the year ended December 31, 1994.

      The Partnership entered into an agreement, effective December 1, 1992 with Little Mac Power Services Co. for the operation and maintenance of the Crystal Springs Hydroelectric Project. Under the terms of the operating agreement, the operator staffs and operates the Project, pays operating expenses to maintain the highest available plant efficiency. The Partnership pays a monthly fee of $2,200 to cover salary, travel and expenses. An initial non-refundable start-up cost of $2,500 was paid at the time the agreement was executed. The monthly fee will increase by 4% annually if contract continues for longer than one year.

      Under the terms of the Crystal Springs purchase agreement dated May 15, 1985, the Partnership is required to pay royalties aggregating 20 percent of gross revenue received from the sale of Hydroelectric Power of which 17 percent is subordinated to debt. An additional five percent is payable to Twin Falls Canal Company per an agreement dated March 8, 1993.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 7 - RELATED PARTY TRANSACTIONS

      Under the terms of the Partnership agreement, the general partner is allowed various fees and reimbursements of expenses incurred to manage the Partnership. For each of the years in the three-year period ended December 31, 1994, the Partnership expensed the following amounts as cost reimbursements to the general partner:

                                  1994        1993        1992

General and Administrative
  Expenses                      $123,000    $223,000    $437,000

      In addition, during the years ended December 31, 1993 and 1992, the Partnership paid $3,300 and $18,000 to a Utah partnership for private air transportation, in the ordinary course of business, in lieu of commercial airfare. The general partners are partners of the Utah Partnership.

      As a term of the amended and restated Partnership agreement, the general partner is entitled to 5 percent of the limited partnership units (Units) as compensation.

      During 1988, the Partnership assigned their rights to build an expansion unit to Steamboat Springs to a Nevada general partnership. As consideration for the rights, the Nevada general partnership deeded the Partnership rights and title to piping and valves installed from Steamboat Springs to the expansion unit and agreed to pay the Partnership royalties equaling 10 percent of net operating income from the expansion for the years ended December 31, 1988 through 1992, 15 percent for 1993 through 1998, 40 percent for 1999 through 2010, 45 percent thereafter, and an annual pumping charge. Included in other revenues in the statement of operations for the years ended December 31, 1994, 1993 and 1992, are $144,000, $135,000, and $102,000, respectively related to this agreement.
As of December 31, 1994 and 1993, two of the general partners held a 75 percent ownership in the Nevada general partnership.

      During 1991, the Partnership assigned its 77% ownership in SB Geo, Inc. a Utah Corporation, to two of the general partners. SB Geo, Inc. operates the Partnership's Steamboat Springs Thermal Hydroelectric Power Plant and a related expansion unit. At the time of the transfer, SB Geo, Inc. had no assets and operated on a cost reimbursement basis. No gain or loss was recognized as a result of the assignment.


                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 8 - MAJOR CUSTOMER

      The Partnership has contracted with Sierra Pacific Power Company to sell electric energy from Steamboat Springs for a term of 20 years. The contract entitles the Partnership to a rate of
71.7 mills per kilowatt hour for the first 10 years and a variable amount related to the short-term cost of power to Sierra Pacific Power Company for the second 10 years. Sales to Sierra Pacific Power Company account for 100 percent of electric power sales. The Partnership is dependent upon this customer for the purchase of all electricity generated from this power plant.

      The partnership has contracted with Idaho Power Company to sell electric energy from Crystal Springs for a term of 35 years. The contract entitles the Partnership to a base payment rate as determined by seasonal water flows plus an adjustable component pursuant to commission order. Sales to Idaho Power Company account for 100 percent of electric power sales. The Partnership is dependent upon this customer for purchase of all electricity generated from this power plant.

NOTE 9 - LITIGATION

Ormat Arbitration

      The arbitrators have made their award regarding the lawsuitagainst Ormat alleging breach of contract on the Steamboat Springs project and Ormat's counter-suit regarding the cancellation of the operating agreement. The Partnership was awarded $188,000 in damages including a portion of the previously restricted cash. Ormat was awarded $255,000 for past fixed operating fees, which the majority had been held in an escrow account.

      Subsequent to the arbitrators award the Partnership and Ormat reached an additional agreement which cancels the note payable to Ormat which was previously offset by the performance guaranty.
Bonneville Pacific Corporation Bankruptcy

      The Partnership has filed a claim in the Chapter 11 filing of Bonneville Pacific Corporation. The claim relates to fraud claims and other transactions on the Crystal Springs project.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 9 - LITIGATION

General

      The Partnership is involved in various other claims and legal actions arising in the ordinary course of business. In the opinionof the general partner, these matters will not have a material adverse effect on the Partnership's financial position.

NOTE 10 - NOTE DEFAULTS

      The Partnership received a notice of default as of 10/23/92 on a note to a bank. The balance as of December 31, 1994 and 1993 was $5,340,000, and $6,035,000, respectively. Under the terms of the note all principal and interest is immediately due and payable.

The note is secured by the Steamboat Springs project and related revenues and other assets.

      The Partnership is in default on a note payable to a bank as of 9/30/94. The balance as of December 31, 1994 and 1993 was $1,800,000. Due to events occurring subsequent to December 31, 1994, this note will be reduced to $537,000 (see Note 12).

NOTE 11 - LIQUIDITY

      As shown in the accompanying financial statements for the year ended December 31, 1994, current liabilities exceeded current assets by $9,191,000. Of this amount $7,140,000 relates to the note defaults described in Note 10.

NOTE 12 - SUBSEQUENT EVENTS

Steamboat Springs Project

      The Partnership is investigating the possibility of selling the Steamboat Springs Project. At this time, there has been no formal discussion.

Crystal Springs Project

      The Partnership signed an agreement dated February 28, 1995 to sell the Crystal Springs project. The assets to be sold are valued at $2,717,000 with accumulated depreciation of $1,245,000 for a basis of $1,472,000. Assets to be sold:


                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 12 - SUBSEQUENT EVENTS (Continued)


            Crystal Plant                             $4,500,000
            Additional costs                             216,000
            Valuation Allowance (see Note 2)          (2,021,000)
            Unit Overhauls                                22,000

                                                       2,717,000

            Less:  Accumulated Depreciation            1,245,000

                                                      $1,472,000

      In consideration for the assets sold; a note Payable to First Security Bank, which is secured by the assets, will be reduced by $1,263,000, interest payable of $133,000 will be made current, and royalties payable of $120,000 will be made current bringing total sales proceeds to $1,516,000. Total proceeds of $1,516,000 less basis of the assets of $1,472,000 provides for a gain on sale of $44,000.

      The note payable will be amended as follows:

      Upon receipt of First Security (Lender) of a principle payment on the loan in the amount of $1,100,000, the note shall be modified to provide that the remaining principle balance owed shall be $537,000 and interest and costs on the loan shall be deemed current.

      If the note is paid in full within two years after the payment of $1,100,000, the Lender will discount the amount of the principle due by $100,000 (requiring a principle payment of only $437,000), and if paid within three years, the Lender will discount the amount of the principle due by $50,000 (requiring a principle payment of only $487,000). There will be no discount if paid after the third anniversary.

      The following pro forma balance sheet and statement of operations give effect to the above events as if they had occurred on January 1, 1994:


                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                               DECEMBER 31, 1994
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 12 - SUBSEQUENT EVENTS (Continued)

PRO FORMA BALANCE SHEETS
                         As Reported    Pro Forma
                             in        Adjustments
                         Accompanying     For          Pro Forma
                          Financial    Subsequent      Balance
                         Statements      Events         Sheet
ASSETS

Utility Plant:
  Plant in Service   $18,716,000   $(2,717,000) A  $15,999,000
  Equipment              335,000             -         335,000
  Construction in
   Progress              118,000             -         118,000
  Accumulated
   Depreciation       (6,010,000)    1,245,000  A   (4,765,000)

     Net Utility
      Plant           13,159,000    (1,472,000)     11,687,000

Restricted Marketable
  Securities           1,145,000             -       1,145,000
Other Assets             124,000             -         124,000
Current Assets:
  Cash                   278,000             -         278,000
  Receivables - Trade    437,000        (1,000) B      436,000
  Receivables - Other      6,000             -           6,000
  Receivables - Related
   Party                 159,000             -         159,000
  Prepaid Insurance       12,000        (9,000) C        3,000

     Total Current
      Assets             892,000       (10,000)        882,000

     Total Assets    $15,320,000   $(1,482,000)    $13,838,000



A - All assets of Crystal Spring Project are to be sold per sales agreement date
    February 28, 1995.

B - Receivables attributable to Crystal Springs Project.

C - Prepaid Insurance attributable to Crystal Springs Project.


                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                               DECEMBER 31, 1994
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 12 - SUBSEQUENT EVENTS (Continued)

PRO FORMA BALANCE SHEETS


                        As Reported    Pro Forma
                            in        Adjustments
                         Accompanying     For       Pro Forma
                          Financial    Subsequent    Balance
                         Statements      Events       Sheet
PARTNERS' CAPITAL & LIABILITIES

Partners' Capital       $ 4,857,000   $    34,000 D  $ 4,891,000
Other Liabilities           150,000             -        150,000
Long-term Debt:
  Notes Payable -
   Related Party            230,000             -        230,000

Partners' Capital &
Long-term Liabilities     5,237,000        34,000      5,271,000

Current Liabilities:
  Current Portion -
   Long-term Debt         7,140,000    (1,263,000) E   5,877,000
  Note Payable -
   Related Party          1,043,000             -      1,043,000
  Payable - Related Party   573,000             -        573,000
  Accrued Liabilities:
    Operations              495,000             -        495,000
    Royalties               220,000      (120,000) F     100,000
    Interest                612,000      (133,000) G     479,000

     Total Current
      Liabilities        10,083,000    (1,516,000)     8,567,000

     Total Partners'
      Capital and
      Liabilities       $15,320,000   $(1,482,000)   $13,838,000




D - Net income from Crystal Springs project allocated to partners.

E - Long-term debt attributable to Crystal Springs project.

F - Royalties payable attributable to Crystal Springs project.

G - Interest payable attributable to Crystal Springs project.

                      FAR WEST ELECTRIC ENERGY FUND, L.P.
                        A DELAWARE LIMITED PARTNERSHIP
                               DECEMBER 31, 1994
                         NOTES TO FINANCIAL STATEMENTS
                                  (Continued)


NOTE 12 - SUBSEQUENT EVENTS (Continued)

PRO FORMA STATEMENT OF OPERATIONS


                         As Reported    Pro Forma
                             in        Adjustments
                         Accompanying     For       Pro Forma
                          Financial    Subsequent   Statement of
                         Statements      Events     Operations
REVENUES
  Electric Power Sales $ 2,728,000   $  (163,000) H $ 2,565,000
  Other Revenues           151,000             -        151,000

     Total Revenues      2,879,000      (163,000)     2,716,000

EXPENSES
  Interest                 902,000       (95,000) I     807,000
  Depreciation             643,000       (67,000) I     576,000
  Royalty                  451,000       (41,000) I     410,000
  Professional Services     54,000       (25,000) I      29,000
  Administrative Services -
    General Partner        123,000       (54,000) I      69,000
  Amortization              18,000             -         18,000
  Insurance                 52,000       (18,000) I      34,000
  Maintenance              436,000       (28,000) I     408,000
  Taxes                     47,000       (14,000) I      33,000
  Other                     80,000       (20,000) I      60,000

     Total Expenses      2,806,000      (362,000)     2,444,000

     Net Income (Loss)
     Before Gain on Sale    73,000       199,000        272,000

     Gain on Sale of Crystal
     Springs Project             -        44,000  J      44,000

     Net Income (Loss) $    73,000   $   243,000    $   316,000

     Net Income (Loss)
      Per Limited
      Partnership Unit $         7   $        24        $    31



H - Electric power sales attributable to Crystal Springs Project.

I - Operating expenses attributable to Crystal Springs Project.

J - Gain on sale of Crystal Springs Project.